Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2010 - 1st QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:                     Thomas R. Rosazza, President/CEO         (540) 778-2294

Stanley, VA, April 22, 2010 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $371,000 for the first quarter of 2010, as compared to $417,000 for the first quarter of 2009. Total earnings per share for the quarter ended March 31, 2010 were $0.36 compared to $0.41 for the first quarter of 2009. Core earnings, excluding non-recurring gains on securities on a tax equivalent basis from the prior year, have shown an increase of approximately $42,000 or 12.66%. Core earnings per share as of March 31, 2010 were $0.36 compared to $0.32 for the same period last year.

The Company had asset growth of approximately $8.3 million during the first quarter of 2010. Investments in securities available for sale increased by $1.1 million for the period ending March 31, 2010, as compared to total securities available for sale at December 31, 2009. Investments in interest bearing deposits increased by $9.9 million for the first quarter of 2010 and investments in Federal Funds Sold decreased by approximately $600,000 for the period ending March 31, 2010, as compared to balances as of December 31, 2009.

The Company’s loan portfolio increased by approximately $1.6 million or 1.29% during the first quarter of 2010. The deposit portfolio increased by $4.7 million or 3.53% during the same period, with the majority of this growth being in demand deposit accounts. The Company’s capital position as of March 31, 2010 was approximately $18.2 million, or 10.8% as a percentage of total assets.

The Company’s book value as of March 31, 2010 was $17.65 per share, as compared to a book value of $17.40 per share as of December 31, 2009. This represents an increase of 1.44%. Shareholder dividend payments for the first quarter of 2010 were $0.15 per share, and were the same as the dividend amount paid for the first quarter of 2009.

Management recognizes that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.

Additional financial information for the quarter ending March 31, 2010 is included below.

PIONEER BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	March 31, 2010	December 31 2009
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$2,087	$5,252
Interest bearing deposits in banks	16,575	6,724
Federal funds sold	900	1,500
Securities available for sale, at fair value	14,057	12,999
Restricted securities	891	788
Loans receivable, net of allowance for loan losses of $2,266 and $1,945 respectively	126,270	124,660
Premises and equipment, net	3,508	3,582
Accrued interest receivable	621	644
Other real estate owned	300	352
Other assets	3,034	3,402

Total Assets	$168,243	$159,903

LIABILITIES
Deposits
Noninterest bearing demand	$26,532	$27,316
Interest bearing
Demand	21,978	17,381
Savings	16,272	15,802
Time deposits over $100,000	27,198	21,934
Other time deposits	44,694	49,581

Total Deposits	136,674	132,014
Accrued expenses and other liabilities	1,402	1,473
Long term debt	12,000	8,500

Total Liabilities	150,076	141,987

STOCKHOLDERS’ EQUITY
Common stock; $.50 par value, authorized 5, 000, 000, outstanding 1,029,466 shares	515	515
Retained earnings	17,516	17,300
Accumulated other comprehensive loss, net	136	101

Total Stockholders’ Equity	18,167	17,916

Total Liabilities and Stockholders’ Equity	$168,243	$159,903

PIONEER BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands of Dollars, except share and per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Interest and Dividend Income:
Loans including fees	$2,181	$2,159
Interest on securities - taxable	52	147
Interest on securities - nontaxable	35	9
Interest on deposits and federal funds sold	32	55
Dividends	13	—

Total Interest and Dividend Income	2,313	2,370

Interest Expense:
Deposits	469	748
Long term debt	6	63

Total Interest Expense	475	811

Net Interest Income	1,838	1,559
Provision for loan losses	376	175

Net interest income after provision for loan losses	1,462	1,384

Noninterest Income:
Service charges and fees	210	223
Other income	108	53
Gain on security transactions	—	133

Total Noninterest Income	318	409

Noninterest Expense:
Salaries and benefits	572	554
Occupancy expenses	100	95
Equipment expenses	124	145
Other expenses	442	376

Total Noninterest Expenses	1,238	1,170

Income before Income Taxes	542	623
Income Tax Expense	171	206

Net Income	$371	$417

Per Share Data
Net income, basic and diluted	$0.36	$0.41

Core earnings, basic and diluted	$0.36	$0.32

Dividends	$0.15	$0.15

Weighted Average Shares Outstanding, Basic and Diluted	1,029,466	1,020,581